Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-193835) and Form S-3 (Nos. 333-179139 and 333-177539), of Applied Minerals, Inc. (the “Company”) of our report dated March 15, 2012, with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010, and the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010, which report appears in the December 31, 2013 annual report on Form 10-K of the Company.

//s/PMB Helin Donovan, LLP
PMB Helin Donovan, LLP
Seattle, Washington
March 13, 2014